Exhibit 10.52

On November 19, 2014, the Compensation Committee of the Board of Directors of IEC Electronics Corp. (the “Company”) approved compensation arrangements for fiscal 2015 for the Company’s executive officers including W. Barry Gilbert, the Chief Executive Officer (“CEO”), Michael T. Williams, the Chief Financial Officer and Vice President, Finance (“CFO”), and Brett E. Mancini, Vice President, Business Development and Engineering Solutions (“VP”). The arrangements for the CEO were approved by the independent directors on November 20, 2014.

Salary Arrangements

Effective January 1, 2015, each of the base salaries of the CFO and VP will be adjusted to $205,000. The salary of the CEO remains unchanged at $350,000.

Management Incentive Plan for Fiscal 2015 (“2015 MIP”)

The 2015 MIP is a cash incentive plan which links awards to performance results and is designed to provide cash incentive awards (“MIP Awards”) to certain executive officers (“Participants”) of the Company, including the CEO, CFO and VP.

Each Participant is eligible to receive a MIP Award, if any, determined on the basis of the degree of achievement of certain specified fiscal year performance objectives (“MIP Goals”). For fiscal 2015, MIP Goals will be based upon the following measurements:

(i)
Net Income Before Taxes and Incentives (“NIBTI”) -- Adjustments are made for gains or losses from non-operating events such as acquisition escrow clawbacks, and calculations will exclude the impact of unbudgeted legal and accounting fees and director’s and officer’s insurance payments arising from the restatement of the Company’s earnings described in its Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q/A, each filed with the Securities and Exchange Commission on July 3, 2013.

(ii)    Sales

The Compensation Committee has assigned a weighting factor of 50%, to each MIP Goal for each Participant, with the total of the weighting factors for each Participant being 100%.

The Compensation Committee has established:

(i)	as a precondition for payment of any MIP Awards, the Company must have audited NIBTI of $900,000 for fiscal 2015 (“Plan Threshold”),

(ii)
minimum plan entry performance levels for each MIP Goal for each Participant (“Minimum(s)”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value,

(iii)	a target goal (the “Target”) for each MIP Goal for each Participant based on the Company budget, and

(iv)	a maximum cap (“Maximum”) of 200% of the Target percentage of base salary.

If all Targets are achieved, MIP Awards will be earned by Participants equal to 65% of base salary for the CEO, 45% of base salary for the CFO and 45% of base salary for the VP. If performance is less than Target but at least the Minimum, the Participant will receive a pro rated MIP Award between the Minimum and the Target based upon actual performance. If achievement is in excess of Target, the MIP Award will be prorated between the Target and the Maximum. At the Minimum, entry is at 5% of base salary for each MIP Goal. For performance from Minimum to Target, and from Target to Maximum, MIP Awards are measured pro rata linearly. The Compensation Committee has the right to review and consider performance above the 200% Maximum. No MIP Award will be made with respect to a MIP Goal if either the Plan Threshold or the applicable Minimum is not achieved.

After the end of the fiscal year, the Compensation Committee will determine the extent to which the MIP Goals have been achieved by each respective Participant and will calculate the amount of the MIP Award to be paid to each (the “Calculated MIP Award”). However, the Compensation Committee with approval of the independent members of the Board of Directors in the case of the CEO, and the Compensation Committee in consultation with the CEO in the case of other Participants, may modify the Calculated MIP Award by plus or minus up to 25%.

The Compensation Committee reserves the right in its discretion to modify or waive categories or goals. Among others, the MIP Goals set forth in the 2015 MIP are based upon the organic growth of the Company and do not reflect the impact of any acquisitions. The Compensation Committee will separately review the impact of acquisitions, if any.

Payment of any MIP Award to a Participant will be made within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2015. In order to receive a MIP Award and subject to any contrary provisions in any Participant employment agreements, a Participant must be an employee of the Company on the date such MIP Award is to be paid.

Summary of Long-Term Incentive Plan for Fiscal 2015 (“2015 LTIP”)

The 2015 LTIP provides for awards of restricted stock (“LTIP Awards”) to be made under the Company’s 2010 Omnibus Incentive Compensation Plan (“2010 Plan”), to enable and encourage the participants to increase their ownership in the Company by rewarding achievement of a high level of corporate financial performance through opportunities to participate in stockholder gains. The CEO, CFO and VP are participants (“Participants”) in the 2015 LTIP.

The 2015 LTIP measures Company performance over a one-year fiscal period. LTIP Awards are paid out at the end of the fiscal period based on the attainment of a revenue growth performance goal (“LTIP Goal”), pre-established by the Compensation Committee.

The Compensation Committee also has established:

(i)    a minimum plan entry performance level (“Minimum”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii)    a target goal (the “Target”) based on the Company budget.

If the LTIP Goal is achieved at the Target level, restricted stock LTIP Awards will be earned by the Participants with a value equal to 65% of base salary for the CEO, 45% of base salary for the CFO and 45% of base salary for the VP. If performance is less than Target but at least the Minimum with respect to the LTIP Goal, restricted stock less than the LTIP Award at Target will be earned by the applicable Participant, pro rated between a LTIP Award valued at 10% of base salary applicable to achievement at the Minimum and such Participant’s potential LTIP Award at Target. If the Target for a LTIP Goal is surpassed, the LTIP Award available at Target will increase pro rata, capped at a LTIP Award valued at 200% of the Target percentage of base salary. The Compensation Committee has the right to review and consider performance above the 200% cap. No LTIP Award will be made if the applicable Minimum is not achieved.

The equivalent dollar value of each LTIP Award, as calculated based on the applicable percentage of base salary, is the “Calculated Value”. Each LTIP Award will be number of shares of restricted stock equal to the Calculated Value divided by the average closing price of the Company’s common stock on the NYSE MKT for all trading days falling within the period beginning July 1, 2015 and ending September 30, 2015.

After the end of fiscal 2015, the Compensation Committee will determine the extent to which the LTIP Goal has been achieved and approve the amount of the LTIP Award to be made to each Participant. However, the Compensation Committee with approval of the independent members of the Board of Directors in the case of the CEO, and the Compensation Committee in consultation with the CEO in the case of other Participants, may modify the LTIP Award by plus or minus up to 25%.

All LTIP Awards will be evidenced by a LTIP Award Agreement in the manner set forth in 2010 Plan. Each LTIP Award will be subject to a five-year period of restriction, during which period the restricted stock may not be sold or otherwise transferred. The restrictions will lapse and the shares will vest on the following annual anniversary dates after the effective date of the LTIP Award: 10% on the first anniversary, 20% on the second anniversary, 30% on the third anniversary and 40% on the fourth anniversary. Generally if a Participant’s employment with the Company is terminated for any reason, other than death, disability, retirement or change in control, before the lapse of the restrictions, the unvested restricted stock will be forfeited by the Participant and will be returned to or cancelled by the Company. The LTIP Award Agreements may contain such other terms and conditions deemed appropriate by the Compensation Committee. Such provisions need not be uniform among all grants of LTIP Awards among all Participants.

LTIP Awards earned as provided above will be granted within fifteen (15) days after receipt by the Company of the audited financial statements for fiscal 2015. In order to receive a LTIP Award and subject to any contrary provisions in any Participant employment agreements, a Participant must be an employee of the Company on the date such LTIP Award is granted.

The Compensation Committee reserves the right in its discretion to modify or waive categories or goals. Among others, the LTIP Goal set forth in the 2015 LTIP is based upon the organic growth of the Company and does not reflect the impact of any acquisitions. The Compensation Committee will separately review the impact of non-operating events and acquisitions, if any.